Exhibit 99.1

Contacts:

Stereotaxis, Inc.	Noonan Russo
314-678-6105	212-845-4269
Jim Stolze, Chief Financial Officer	Brian Ritchie (investors)
jstolze@stereotaxis.com	brian.ritchie@eurorscg.com

Stereotaxis and Siemens to Extend Collaboration and Launch Program to Accelerate Technology

St. Louis, MO, May 17, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that it has signed a three-year extension to a joint development agreement with Siemens Medical Solutions (of Siemens AG, NYSE: SI). This continuation of their strategic alliance will lead to product line expansion of both companies’ integrated systems to meet the growing needs of the market, increased integration in technology to improve clinical work flows for physicians and hospital staff, and will strengthen the coordination of the sales, marketing and service organizations globally. Additionally, the two companies will collaborate to explore potential clinical applications beyond the cardiology market.

An important new aspect of the collaboration is a technology trade-in program intended to assist U.S. hospitals that have older generation cardiac catheterization laboratories. This innovative program would make it easier for hospitals to accelerate their normal replacement cycle, thereby gaining access to important advantages provided by the integrated Siemens-Stereotaxis technologies. Additionally, this would improve patient and physician access to precise magnetic navigation technology, combined with the most advanced imaging equipment able to visualize complex structures within the heart and blood vessels.

“Our alliance with Stereotaxis has been an important piece of our overall program to bring innovative solutions to the interventional and electrophysiology cath lab. The extension of this agreement will support Siemens’ position as a market leader in cardiology,” says Norbert Gaus, president of the Angiography, Fluoroscopic and Radiographic Systems division of Siemens Medical Solutions.

“Stereotaxis looks forward to its expanded collaboration with Siemens as an affirmation of our partnership and as an important opportunity to bring new integrated solutions to interventional medicine. We are also very excited about launching the trade-in program which will enable a broader population of patients suffering from heart disease to have access to potentially life-saving technology. This will also greatly expand Stereotaxis’ market opportunity to encompass the installed base of older interventional catheterization laboratories,” said Bevil Hogg, President and CEO of Stereotaxis.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.